Exhibit 99.1

Final: For Release	Company Contact:
Ronald Ristau
Chief Operating Officer
Chief Financial Officer
(212) 884-2000

Investor/Media Contact:
Integrated Corporate Relations
(203) 682-8200
Investor: Allison Malkin
Media: Liz Brady

NEW YORK & COMPANY, INC. REPORTS DECEMBER SALES RESULTS

Total Sales Rise 16.2%

Comparable Store Sales Increase 10.9%

Company Confirms High End of Fourth Quarter Guidance

Company Announces Debt Refinancing and New Term Loan Agreement

New York, New York — January 5, 2006 - New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 527 stores, announced today that total net sales for the five-week period ended December 31, 2005 increased 16.2% to $177.1 million, compared to $152.4 million in the prior year period.  Comparable store sales increased 10.9% for the five-week period, compared to a comparable store sales decrease of 5.5% in the prior year period.

Total net sales for the forty-eight week period ended December 31, 2005 increased 8.7% to $1,067.3 million, as compared to $981.7 million in the prior year period.  Comparable store sales increased 3.3% for the forty-eight week period, compared to a comparable store sales increase of 7.5% in the prior year period.

Richard P. Crystal, New York & Company’s Chairman and CEO, stated: “We were pleased with our double digit comparable sales growth for the month of December.  The retail environment as we anticipated, was highly promotional; however, we were able to achieve greater market share by offering a compelling merchandise assortment at attractive price points.  This strategy resonated well with our customers, who rewarded us by purchasing New York & Company products both for themselves and as gifts.”

The Company closed one store in December, ending the month with 527 locations and 3.3 million selling square feet in operation.

Refinancing

On January 4, 2006, the Company prepaid its existing $75.0 million term loan plus accrued interest in full, using cash on hand and proceeds from a new $37.5 million term loan facility maturing on March 17, 2009, provided by Wachovia Bank NA.  This facility will bear interest at the Eurodollar rate plus 2.5%, as compared to the Eurodollar rate plus 5.0% on the existing loan, lowering 2006 projected interest costs.  In addition, the Company’s lenders extended the term of its existing $90.0 million revolving credit facility to March 17, 2009.  In connection with this prepayment, the Company will write off in the fourth quarter unamortized deferred financing costs of $0.9 million related to the previously existing $75.0 million term loan.

Guidance

The Company also noted that it believes it will achieve earnings toward the higher end of its fourth quarter earnings guidance, as stated in its October 6, 2005 press release, which is available on the Company’s website at www.nyandcompany.com.  Therefore, the company’s previous earnings per share guidance issued on October 6, 2005 of $0.29 to $0.36 is being revised to $0.34 to $0.36.  These estimates include the write-off of the unamortized deferred financing costs described above and a $0.6 million consulting fee payable to Bear Stearns Merchant Banking, as a result of participation in a cost saving initiative with Bear Stearns Merchant Banking portfolio companies, as described in our 8-K filed on December 23, 2005.

Conference Call Information

To listen to New York & Company’s pre-recorded December sales message beginning today, Thursday, January 5, 2006 at 8:30 am ET, please dial (888) 203-1112 followed by the conference identification number #1785143.

Forward-Looking Statements: This press release contains certain forward-looking statements.  Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “may,” “plan,” “project,” “predict” and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to:  (i) our ability to open and operate new stores successfully; (ii) seasonal fluctuations in our business; (iii) our ability to anticipate and respond to fashion trends and launch new product lines successfully; (iv) general economic conditions, consumer confidence and spending patterns; (v) our dependence on mall traffic for our sales; (vi) the susceptibility of our business to extreme and/or unseasonable weather conditions; (vii) our ability to retain and recruit key personnel; (viii) our reliance on third parties to manage some aspects of our business; (ix) changes in the cost of raw materials, distribution services or labor; (x) our reliance on foreign sources of production; (xi) the potential impact of natural disasters and health concerns relating to outbreaks of widespread diseases, particularly on manufacturing operations of our vendors; (xii) the ability of our manufacturers to manufacture and deliver products in a timely manner while meeting our quality standards; (xiii) our ability to successfully integrate acquired businesses into our existing business; (xiv) our reliance on manufacturers to maintain ethical business practices; (xv) our ability to protect our trademarks and other intellectual property rights; (xvi) our ability to maintain and our reliance on our information systems infrastructure; (xvii) our dependence on the success of our brand; (xviii) competition in our market, including promotional and pricing competition; (xix) our reliance on the effective use of customer information; (xx) the effects of government regulation; (xxi) the control of our company by our sponsors; and (xxii) other risks and uncertainties as described in our documents filed with the SEC, including our Annual Report on Form 10-K.  We undertake no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

About New York & Company

New York & Company, Inc., founded in 1918, is a leading specialty retailer of fashion-oriented, moderately-priced women’s apparel. The Company’s proprietary branded New York & Company ™ merchandise is sold exclusively through its national network of retail stores. As of December 31, 2005, the Company operated 527 retail stores in 45 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.